EXHIBIT 99.1

Apyx Medical Corporation Reports Preliminary Full Year and Fourth Quarter 2019 Revenue Results
Advanced Energy Sales of approximately $6.6 to $6.9 million in Q4, up 52% to 58% year-over-year

CLEARWATER, FL - JANUARY 13, 2020 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported preliminary revenue results for the full year and fourth quarter ended December 31, 2019.

Preliminary Full Year 2019 Revenue Summary:

•	Total revenue from continuing operations in a range of approximately $27.9 to $28.1 million, up approximately 67% to 68% year-over-year.

•	Advanced Energy revenue in a range of approximately $22.3 to $22.6 million, up approximately 71% to 73% year-over-year.

•	OEM revenue of approximately $5.5 million, up approximately 52% year-over-year.

Preliminary Fourth Quarter 2019 Revenue Summary:

•	Total Q4 revenue from continuing operations in a range of approximately $8.1 to $8.3 million, up approximately 36% to 41% year-over-year.

•	Advanced Energy revenue of approximately $6.6 to $6.9 million, up approximately 52% to 58% year-over-year.

•	OEM revenue of approximately $1.5 million, down approximately 7% year-over-year.

Management Comments:

“We are pleased with our impressive sales performance during the fourth quarter, with Advanced Energy revenue growth of more than 52%, driven by strong demand for our innovative Helium Plasma Technology products in both the U.S. cosmetic surgery market and abroad,” said Charlie Goodwin, President and Chief Executive Officer. “During the fourth quarter, we also continued to advance our regulatory strategy to expand our addressable market opportunity in the U.S. cosmetic surgery market by initiating enrollment in two new clinical studies evaluating use of our Renuvion technology in dermal resurfacing procedures and skin laxity procedures, respectively. Our strong fourth quarter sales performance capped off a year of strong growth in our Advanced Energy business where we generated sales growth in excess of 71% in 2019.”

Mr. Goodwin continued: “Our success in 2019 is an affirmation that we are pursuing the appropriate strategy and executing effectively to grow our share of the $1.5 billion opportunity in the U.S. cosmetic surgery market, and expanding adoption and utilization internationally as well. With an attractive global market opportunity, innovative technology and a strong balance sheet, we are excited about our prospects for 2020. We will continue to build upon the achievements we made this past year, and lay the foundation for future growth and improving profitability, by investing thoughtfully in our business and remaining focused on creating value for both our customers and shareholders.”

This press release includes Apyx Medical Corporation’s preliminary revenue results for the quarter and year ended December 31, 2019. Apyx Medical plans to release it’s fourth-quarter and full year 2019 results in early March 2020. Actual fourth-quarter and full year 2019 revenue results are subject to completion of the Company’s year-end financial closing procedures and review and audit procedures by the Company’s independent registered public accounting firm.

Investor Relations Contact:

Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.